Prospectus Supplement (To prospectus supplement dated August 10, 2009, prospectus supplement dated June 1, 2009 and prospectus dated March 31, 2009)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-158319

16,832,925 Shares

ZIONS BANCORPORATION

Common Stock

Pursuant to our Equity Distribution Agreement dated June 1, 2009 with Goldman, Sachs & Co., or Goldman Sachs, which has been filed as an exhibit to a current report on Form 8-K with the Securities and Exchange Commission, or SEC, on June 1, 2009 and is incorporated by reference herein, during the period from June 1, 2009 through August 27, 2009, we have sold, through Goldman Sachs as our sales agent, an aggregate of 16,832,925 shares of our common stock, without par value, of which 9,177,658 were sold in the third quarter of 2009, through ordinary brokers’ transactions or otherwise on the Nasdaq Global Select Market, or Nasdaq, at market prices for an aggregate sales price of $249,999,817.80. There are no shares of common stock remaining to be sold pursuant to the Equity Distribution Agreement.

Our common stock is quoted on the Nasdaq under the symbol “ZION.” The last reported sale price of our common stock on Nasdaq on September 16, 2009 was $19.31 per share.

Gross proceeds to Zions Bancorporation	$249,999,817.80
Commission to Goldman Sachs	$4,249,991.63
Net proceeds to Zions Bancorporation (1)	$245,749,826.17

_________

(1)	Excludes SEC filing fees and wiring fees

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus dated March 31, 2009 and the prospectus supplements dated June 1, 2009 and August 10, 2009.

Investing in our common stock involves a high degree of risk. See “Risk Factors” section beginning on page S-4 of the prospectus supplement dated June 1, 2009.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement, the accompanying prospectus or the accompanying prospectus supplements. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any of our banks or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency.

Goldman, Sachs & Co.

The date of this prospectus supplement is September 17, 2009